UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 000-24853

                          FRONTIER NATIONAL CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                   43 North Broadway, Sylacauga, Alabama 35150
                                 (256) 249-0341
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                     Rule 12g-4(a)(1)(i) [x] Rule 12h-3(b)(1)(i)  [x]
                    Rule 12g-4(a)(1)(ii) [ ] Rule 12h-3(b)(1)(ii) [ ]
                     Rule 12g-4(a)(2)(i) [ ] Rule 12h-3(b)(2)(i)  [ ]
                    Rule 12g-4(a)(2)(ii) [ ] Rule 12h-3(b)(2)(ii) [ ]
                                             Rule 15d-6           [ ]

Approximate number of holders of record of the Common Stock as of the certification or notice date: 219


Pursuant to the requirements of the Securities and Exchange Act of 1934, Frontier National Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                   FRONTIER NATIONAL CORPORATION

Date:   October 29, 2002
                                                   By: /s/ Steven R. Townson
                                                      --------------------------
                                                   Name: Steven R. Townson
                                                   -----------------------------
                                                   Title: Chairman of the Board,
                                                   -----------------------------
                                                   President and Chief Executive
                                                   Officer